UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2025

SEAPORT ENTERTAINMENT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42113	99-0947924
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

199 Water Street, 28th Floor	10038
NewYork,NY	(Zip code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 732-8257

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	SEG	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01Entry Into a Material Definitive Agreement

Services Agreement

Effective as of January 1, 2025, Seaport Entertainment Management, LLC (“SEM”), a wholly owned indirect subsidiary of Seaport Entertainment Group Inc. (the “Company”), entered into a Services Agreement (the “Services Agreement”) with Creative Culinary Management Company LLC (“CCMC”) and the Company. The Company owns a 25% indirect interest in JG Restaurant HoldCo LLC (“Jean-Georges Restaurants”). CCMC is a wholly-owned subsidiary of JG Restaurant Group LLC, which is a wholly-owned subsidiary of Jean-Georges Restaurants.

Pursuant to certain management agreements referred to in the Services Agreement (the “Management Agreements”), CCMC provides services for certain retail and food beverage businesses that the Company or its affiliates own at the Seaport, either wholly or through partnerships with third parties (the “Management Agreement Services”).

Effective January 1, 2025, SEM became the employer of certain employees that previously provided the Management Agreement Services. Pursuant to the Services Agreement, SEM will provide services (the “Services”) to CCMC in order for CCMC to perform the Management Agreement Services. The term of the Services Agreement (the “Term”) will continue until the earlier of (i) the date on which SEM acquires 100% of the equity interests of CCMC (the “Acquisition Date”) and (ii) the expiration or termination of all of the Management Agreements. In the event that the Acquisition Date has not occurred by June 30, 2025, CCMC or SEM (or its respective affiliate that is a party to that Management Agreement) shall then have the right to terminate the Management Agreements.

During the Term, SEM will perform and provide the Services to and for the benefit of CCMC in exchange for the following consideration: SEM will charge CCMC for the Services at a rate equal to $1.00 per month. Further, during the Term, (i) CCMC will have no further obligations nor liabilities pursuant to the Management Agreements to provide any Management Agreement Services to SEM to the extent that such services constitute “Services” or “Additional Services” pursuant to the terms of the Services Agreement, and (ii) SEM will continue to pay CCMC any and all fees or other consideration required under the Management Agreements.

The foregoing description of the Services Agreement is not complete and is qualified in its entirety by reference to the full text of the Services Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Relationships

In March 2022, the Company acquired a 25% indirect interest in Jean-Georges Restaurants for $45.0 million from JG TopCo LLC (“JG TopCo”). Concurrent with the Company’s acquisition of the 25% interest in Jean-Georges Restaurants, the Company entered into a warrant agreement with JG TopCo. The Company paid $10.0 million for the option to acquire up to an additional 20% interest in Jean-Georges Restaurants at a fixed exercise price per share subject to certain anti-dilution provisions. Should the warrant be exercised by the Company, the $10.0 million that the Company paid will be credited against the aggregate exercise price of the warrants. Per the warrant agreement, the $10.0 million is to be used for working capital of Jean-Georges Restaurants. The warrant became exercisable on March 2, 2022, subject to automatic exercise in the event of dissolution or liquidation and will expire on March 2, 2026. As of January 7, 2025, this warrant had not been exercised.

Item 7.01.Regulation FD Disclosure.

On January 7, 2025, the Company issued a press release announcing the entry into the Services Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The furnishing of the press release is not intended to constitute a representation that such furnishing is required by Regulation FD or other securities laws, or that the press release includes material investor information that is not otherwise publicly available. In addition, the Company does not assume any obligation to update such information in the future.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information furnished in Item 7.01 of this

Current Report on Form 8-K, including Exhibit 99.1, shall not be incorporated by reference in any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, issued January 7, 2025
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2025	SEAPORT ENTERTAINMENT GROUP INC.

	By:	/s/ Lucy Fato
	Name:	Lucy Fato
	Title:	EVP, General Counsel & Corporate Secretary